Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2016 Q1 RESULTS

PARK CITY, Utah, Jan 28, 2016/PRNewswire/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2016 first quarter ended December 31, 2015.  Net sales for the fiscal 2016 first quarter were $56.0 million, compared to $53.0 million for the same quarter of fiscal 2015.  For the first quarter of fiscal 2016, net income was $4.2 million, or $0.45 diluted earnings per share, compared to net income of $3.4 million, or $0.35 diluted earnings per share, for the same quarter of fiscal 2015.

Operating cash flow for the fiscal 2016 first quarter was $6.9 million, compared to $3.0 million for the same quarter of fiscal 2015.  The fiscal 2016 first quarter operating cash flow, combined with net borrowings of $16.5 million, was primarily used to invest $19.0 million in an acquisition of a natural product business, $2.1 million in purchases of property, plant and equipment and $1.6 million in purchases of common stock for treasury.

Bill Gay, chairman and chief executive officer, commented, “Our fiscal 2016 first quarter net sales growth of 5.5% was primarily generated from our October 2015 acquisition of Dynamic Health. Operational leverage relating to this acquisition enabled quarterly Adjusted EBITDA to expand by $1.5 million to $10.3 million and net income to increase by $0.8 million to $4.2 million. We are hopeful that future potential synergies from this acquisition will continue to strengthen our business following the relocation of Dynamic Health’s manufacturing operations to Tulsa, OK, which we are targeting for the last half of calendar 2016.”

Mr. Gay stated, “The acquisition and integration of innovative brands like Dynamic Health, which has liquid manufacturing capabilities, is fundamentally important to our long-term growth objectives.  Management seeks to acquire unique brands and products that are complementary to our existing business model and enhance our ability to serve our key customer base, the health and natural food channel.  Dynamic Health’s liquid production expertise expands our product offerings into faster growing product categories such as therapeutic organic fruit juice concentrates, organic and non-organic liquid nutritional supplements, organic liquid consumable juice drinks and organic vegetable drinks.  Business integrations of any size are complex and time-consuming, but we believe we have the management talent and resources to accomplish this relocation and integration while minimizing disruption.”

Mr. Gay continued, “Our balance sheet and cash flows remain strong and this recent purchase will provide a solid base for additional acquisitions over the coming years.  Key stakeholders such as our lending group continue to be supportive of our strategy. The integration of numerous acquisitions over the past 20 plus years has demonstrated the potential of our platform business model.  Our focus remains on identifying acquisition opportunities that offer a unique add-on to our existing product mix.  Equally important is leveraging anticipated operational synergies to achieve our long-term growth and financial objectives.  For over 20 years, our strategy has been to actively acquire quality brands and integrate their operations, which includes centralizing and consolidating distribution, marketing, sales and administrative functions and costs.”

Mr. Gay also stated, “These integration steps have been critical to the long-term success of the business model.  For example, depending on the size of the business acquired, we have made an effort to discontinue underperforming products where possible and we have been successful combining brands into brand collections.  Eliminating or combining duplicative products across brands has the effect of reducing sales slightly while enhancing gross margins. We have also tried to limit product and customer concentrations, which helps reduce excessive financial exposure and volatility.  However, as we have repeated this acquisition and integration process many times over the years, we believe the overall result is becoming more obvious—the creation of a business that has the potential to generate positive returns on a relatively consistent basis, even in difficult environments.  We thank our shareholders, managers, employees and customers for their ongoing support of this effort and of our business.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provide ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands, including Solaray®, KAL®, Dynamic Health™, Nature’s Life®, LifeTime®, Natural Balance®, NaturalCare®, Health from the Sun®, Pioneer®, Nutra BioGenesis™, Life-flo®, Organix South®, Heritage Store® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™, Cornucopia Community Market™ and Granola’s™.  We also own health food stores, which operate under various trade names, including Fresh Vitamins™ and Peachtree Natural Foods®.

We manufacture and/or distribute one of the broadest branded product lines in the industry, with approximately 7,500 SKUs, including approximately 750 SKUs exclusively sold internationally.  We believe that, as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same including adverse determinations by regulators; (ii) unavailability of desirable acquisitions, inability to complete them or inability to integrate them; (iii) increased costs, including from increased raw material or energy prices; (iv) changes in general worldwide economic or political conditions; (v) adverse publicity or negative consumer perception regarding nutritional supplements; (vi) issues with obtaining raw materials of adequate quality or quantity; (vii) litigation and claims, including product liability, intellectual property and other types;  (viii) disruptions from or following acquisitions including the loss of customers; (ix) increased competition; (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel; (xi) the loss of key personnel or the inability to manage our operations efficiently; (xii) problems with information management systems, manufacturing efficiencies and operations, including system interruptions and security/cybersecurity breaches; (xiii) insurance coverage issues; (xiv) the volatility of the stock market generally and of our stock specifically; (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies; and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	December 31,	September 30,
	2015	2015
Assets
Current assets, net	$90,627	$86,215
Property, plant and equipment, net	77,908	77,645
Goodwill	30,925	24,384
Other non-current assets, net	29,756	24,205
	$229,216	$212,449

Liabilities and Stockholders’ Equity
Current liabilities	$17,663	$20,528
Long-term liabilities	48,178	31,674
Stockholders’ equity	163,375	160,247
	$229,216	$212,449

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended December 31,
	2015	2014
Net sales	$55,959	$53,044
Cost of sales	27,851	27,189
Gross profit	28,108	25,855
Operating expenses
Selling, general and administrative	20,342	19,554
Amortization of intangible assets	981	732
Income from operations	6,785	5,569
Interest and other expense, net	274	297
Income before provision for income taxes	6,511	5,272
Provision for income taxes	2,270	1,921

Net income	$4,241	$3,351

Net income per common share
Basic	$0.45	$0.35
Diluted	0.45	0.35

Weighted average common shares outstanding
Basic	9,459,470	9,653,113
Diluted	9,459,470	9,660,007

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended December 31,
	2015	2014

Net income	$4,241	$3,351
Provision for income taxes	2,270	1,921
Interest and other expense, net (1)	274	297
Depreciation and amortization	3,482	3,239

Adjusted EBITDA	$10,267	$8,808

(1)              Includes amortization of deferred financing fees.

Non-GAAP Financial Measures

Adjusted EBITDA (a non-GAAP measure) is defined in our performance measures as earnings before net interest and other expense, taxes, depreciation, amortization and goodwill and intangible asset impairments.  We believe that Adjusted EBITDA provides useful additional information to analysts, creditors, investment bankers and management regarding operating performance and debt covenant compliance.  Adjusted EBITDA has some inherent limitations in measuring operating performance due to the exclusion of certain financial elements such as depreciation and amortization and is not necessarily comparable to other similarly-titled captions of other companies due to potential inconsistencies in the method of calculation.  Furthermore, Adjusted EBITDA is not intended to be an alternative to net income in determining our operating performance in accordance with generally accepted accounting principles.